Exhibit 99.1

Guskin Gold Corp. (OTC:GKIN) Announces Joint Venture Partnership Agreement with Africa Exploration and Minerals Group Ltd. (AEMG)

AEMG awards GKIN exclusive joint venture partnership to earn 50% ownership in the operations of the Kukuom Shewn Edged Pink Concession Ghana gold project.

SAN JOSE, CA, June 11, 2021 (San Jose, California) -- Guskin Gold Corp (OTC: GKIN) (“Guskin Gold” or the “Company”) is pleased to announce a Joint Venture Partnership with Africa Exploration & Minerals Group Limited (“AEMG”) for gold and other precious metal exploration and mining activities in Ghana, West Africa.

AEMG has granted the Company an initial option to acquire a 50% ownership interest in a project which is approximately 1 square km, or 247 acres, of land of located in the Kukuom Shewn Edged Pink Concession and the exclusive option to acquire an additional fifty percent (50%) operational ownership interest in the entire Kukuom Shewn Edged Pink Concession, which consists of one hundred fifty-six (156) square kilometer property, whereby AEMG is currently the exclusive operators.

The Company and AEMG intend to move forward immediately with operations including the continued exploration of the property and the further development of mining operations and gold production from alluvial and hard rock deposits on the Concession.

Mrs. Naana Asante, Guskin Gold’s CEO, stated, “We have worked diligently with AEMG to get to this point, and we are very excited to officially announce the formation of the joint venture and the commencement of this project in Ghana, my childhood country. It was especially important for us to physically travel to Ghana, amid the hard times presented by covid, and put our boots on the ground to ensure that this project would start off on the right foot. And while traveling during these times is anything but easy, we are very pleased with the findings and outcome of this field trip to the Kukuom property. We are confident that this project and our partnership with AEMG will prove to be a momentous step for Guskin in implementing our operational and business objectives.”

AEMG is the licensed operator on the Kukuom Shewn Edged Pink Concession pursuant to the agreement dated April 30, 2020 with the Government of the Republic of Ghana and the Ghana Ministry of Lands & Natural Resources (MLNR). The entire Kukuom Concession covers a total surface area of one-hundred fifty-six (156) square kilometers and is located between the cities of Goaso and Bibiani in the Ahafo District of Ghana.

Mr. Schad Brannon, AEMG’s Chairman, also stated, “We welcome this partnership with Mrs. Asante and her team whom we have gotten to know quite well over the past six months of mutual work and due diligence. We are very pleased to announce this important partnership where we collectively benefit from the infrastructure and capital resources afforded by a public company such as Guskin. A public company partner provides us the ability to grow through strategic mergers and acquisition strategies while providing us greater access to capital debt and equity structures at a lower cost. The ultimate measure of our success will be the shareholder value we can create together over both the short- and long-term.”

Guskin Gold shall fund the exploration and exploitation of the Concession within the much larger Kukuom Shewn Edged Pink Concession. In addition to providing the financing, and as further consideration for Guskin’s consideration for their participating interest, the Company shall facilitate the transfer of two million (2,000,000) restricted common shares of the Company to AEMG in tranches and in accordance with the achievement of certain operational milestones.

About Guskin Gold Corp.

Guskin Gold Corp. (OTC: GKIN) is a junior mining company publicly traded in the United States, with its head office in Santa Clara, California. Guskin is focused on gold exploration and alluvial mining in Ghana, the number one gold producer in Africa and seventh largest gold producing country in the world. The company’s leadership team is second to none. Many are native to Ghana, all offer specialized expertise in the business of gold exploration, mining, public markets, and finance. And all are passionately committed to the success of the company, our partners, and investors. For additional information please visit www.guskingold.com.

Contact

Mrs. Naana Asante
Chief Executive Officer
Tel: + (408) 766-1511

naana.asante@guskingold.com

Forward-Looking Statements and Disclosure

This news release contains “forward-looking statements” which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as “anticipate”, “seek”, intend”, “believe”, “estimate”, “expect”, “project”, “plan”, or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, securing necessary financing, the future of the U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations pertaining to the mining and exploration of mineral properties. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.